UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 14, 2012, Merrimack Pharmaceuticals, Inc. (the “Company”) received an additional term loan advance of $15.0 million (the “Second Advance”) under its Loan and Security Agreement (the “Loan Agreement”), dated as of November 8, 2012, with Hercules Technology Growth Capital, Inc. (“Hercules”).  The Second Advance represents the final advance under the Loan Agreement and increases the aggregate principal amount under the Company’s term loan with Hercules to $40.0 million.

The term loan bears interest at an annual rate equal to the greater of 10.55% and 10.55% plus the prime rate of interest minus 5.25%, but may not exceed 12.55%.  The Loan Agreement provides for interest-only payments for twelve months and repayment of the aggregate outstanding principal balance of the loan in monthly installments starting on December 1, 2013 and continuing through May 1, 2016.  If the Company receives aggregate gross proceeds of at least $75 million in one or more transactions prior to December 1, 2013, including pursuant to a financing or collaboration, the Company may elect to extend the interest-only period by six months so that the aggregate outstanding principal balance of the loan would be repaid in monthly installments starting on June 1, 2014 and continuing through November 1, 2016.  At the Company’s option, the Company may elect to prepay all or any part of the outstanding term loan without penalty.

The material terms of the Loan Agreement were described in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2012 and are incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: December 17, 2012	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
Corporate Counsel and Secretary